Exhibit 10.1

Execution Version
VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 17, 2024, by and among Estrella Broadcasting, Inc., a Delaware corporation (the “Company”), MediaCo Holding Inc., an Indiana corporation (“Parent”), and SG Broadcasting LLC, a Delaware limited liability company (the “SG Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently herewith, Parent, MediaCo Operations LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Purchaser”), Company, and SLF LBI Aggregator, LLC, a Delaware limited liability company (“Company Aggregator”) are entering into an Asset Purchase Agreement (as it may be amended from time to time, the “Purchase Agreement”), pursuant to which Purchaser is purchasing and assuming from the Company and its subsidiaries certain assets and liabilities;

WHEREAS, concurrently with the execution and delivery of the Purchase Agreement, and contingent upon the occurrence of the Closing, each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time is being converted into shares of Parent Class A Common Stock at the current conversion rate in accordance with the Amended and Restated Articles of Incorporation of Parent (the “Conversion”);

WHEREAS, immediately prior to the Conversion, the SG Stockholder was the record and “beneficial owner” (as defined under Rule 13d-3 under the Securities Exchange Act) of all of the issued and outstanding shares of Series A Preferred Stock;

WHEREAS, as of the date of this Agreement, immediately following the Conversion, the SG Stockholder is the record and “beneficial owner” (as defined under Rule 13d-3 under the Securities Exchange Act) of the shares of the Parent Class A Common Stock and the Parent Class B Common Stock set forth on Schedule A attached hereto (all such shares of Parent Class A Common Stock and Parent Class B Common Stock, the “Owned Shares”, and together with any shares of Parent Common Stock acquired by the SG Stockholder after the date hereof, the “Subject Shares”);

WHEREAS, the affirmative vote of holders present (in person or by proxy) at a duly convened meeting of Parent stockholders representing a majority in voting power of the then-outstanding shares of Parent entitled to vote thereon, voting as a single class, is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Proposal; and

WHEREAS, as a condition to the willingness of the Company to enter into the Purchase Agreement, and as inducement and in consideration therefor, the Company has required that the SG Stockholder agree, and the SG Stockholder has agreed, in its capacity as stockholder of Parent, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01       Defined Terms.  For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Purchase Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Purchase Agreement.

Section 1.02         Other Definitions.  For purposes of this Agreement:

(a)          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this Agreement, Parent shall not be deemed to be an Affiliate of the SG Stockholder.

(b)            “Permitted Transfer” means (i) a Transfer of any Subject Shares to a Permitted Transferee in accordance with the terms and conditions of Section 3.03 or (ii) a Transfer of any Subject Shares to any Person, so long as immediately following such Transfer (and taking into account such Transfer), the SG Stockholder, together with its Permitted Transferees that are bound by the terms and conditions of this Agreement pursuant to Section 3.3, collectively is the record and beneficial owner of sufficient Subject Shares necessary to effect the Required Parent Stockholder Approval.

(c)         “Permitted Transferee” means any Affiliate of the SG Stockholder or investment fund Affiliated with or managed or advised by Standard General L.P. or its Affiliates.

(d)          “Voting Period” means the period from and including the date of this Agreement through the date upon which the Required Parent Stockholder Approval is obtained.

ARTICLE II.
VOTING AGREEMENT

Section 2.01          Agreement to Vote.

(a)           The SG Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, at any meeting of the stockholders of Parent (including the Parent Stockholders’ Meeting), however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of Parent is sought with respect to the matters described in this Section 2.01, the SG Stockholder shall vote (or cause to be voted), or execute and return (or cause to be executed and returned) written consents with respect to, as applicable, all of the Subject Shares owned by the SG Stockholder as of the applicable record date (i) in favor of the Parent Proposal, (ii) in favor of any other matters presented or proposed reasonably necessary for approval of the Parent Proposal and any other matters necessary or reasonably requested by the Company for consummation of the transactions contemplated by the Purchase Agreement, and (iii) against any action or proposal that would reasonably be expected to prevent or materially delay the consummation of the Parent Proposal, whether such vote or consent is required or requested pursuant to applicable Law or otherwise.

(b)         With respect to any meeting of the stockholders of Parent held during the Voting Period (including the Parent Stockholders’ Meeting), however called, the SG Stockholder irrevocably and unconditionally agrees to appear (in person or by proxy), or shall cause the holder of record of its Subject Shares on any applicable record date to appear (in person or by proxy), at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum.  Any vote required to be cast or consent required to be executed pursuant to this Section 2.01 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent.  For the avoidance of doubt, except as set forth in this Section 2.01, nothing in this Agreement shall limit the right of the SG Stockholder to vote (including by proxy or written consent, if applicable), in the SG Stockholder’s sole discretion, in favor of, against or abstain with respect to any other matters that are, at any time or from time to time, presented for consideration to the Company’s stockholders.

ARTICLE III.
GENERAL COVENANTS; NO TRANSFER

Section 3.01         General Covenants.  The SG Stockholder hereby irrevocably and unconditionally undertakes and agrees that, during the Voting Period, it shall not (subject to Section 3.03), directly or indirectly:

(a)           enter into any agreement, commitment, letter of intent, voting trust, agreement in principle or understanding with any Person or take any other action that interferes with, violates or conflicts with or would reasonably be expected to violate or conflict with, the SG Stockholder’s covenants and obligations under this Agreement;

(b)           grant a proxy, power of attorney or other similar authorization or consent with respect to the Subject Shares that is inconsistent with the SG Stockholder’s covenants and obligations under this Agreement; or

(c)           take any action, or vote in favor of any matter at any meeting of the stockholders of Parent, that (i) restricts or otherwise materially and adversely affects the SG Stockholder’s legal power, authority and right to comply with and perform such SG Stockholder’s covenants and obligations under this Agreement or (ii) would result in a breach by the SG Stockholder of any covenant, representation, warranty or other obligation or agreement of the SG Stockholder set forth in this Agreement.

Any action taken in violation of this Section 3.01 shall be null and void ab initio.

Section 3.02          No Transfer.  Subject to Section 3.03, during the Voting Period, the SG Stockholder shall not, directly or indirectly, without the prior written consent the Company, (a) other than in respect of a Permitted Transfer, transfer, sell, assign, gift, hedge, tender, pledge, grant a participation interest in, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of (collectively, “Transfer”) any of the Subject Shares, (or consent to any of the foregoing), (b) other than in respect of a Permitted Transfer, enter into any contract with respect to any Transfer of the Subject Shares or any right or interest therein, (c) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of the Subject Shares or any right or interest therein, or (d) deposit or permit the deposit of any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.  If any involuntary Transfer of any of the Subject Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

Section 3.03         Certain Limitations.  Notwithstanding anything to the contrary set forth in Section 3.2, the definition of “Transfer” hereunder shall not be deemed to include Transfers by limited partners of any equity interests of any investment fund Affiliated with or managed or advised by Standard General L.P. or its Affiliates, and the terms and conditions of Section 3.02 shall not apply to the foregoing.  For the avoidance of doubt, no provision in this Agreement shall restrict the SG Stockholder (or any transferee thereof) from effecting any Transfer of Subject Shares (i) following the date on which the Required Parent Stockholder Approval is obtained, or (ii) to any Permitted Transferee so long as such Permitted Transferee executes a signature page to this Agreement (and delivers the same to the Company) pursuant to which such Permitted Transferee agrees to be bound by the terms and conditions of this Agreement with respect to the Subject Shares that are the subject of such Transfer to the same extent as the SG Stockholder is bound hereby.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SG STOCKHOLDER

The SG Stockholder hereby represents and warrants to the Company and Parent as follows:

Section 4.01         Organization.  The SG Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the SG Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the SG Stockholder.

Section 4.02       Authorization.  The SG Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the SG Stockholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the SG Stockholder, enforceable against the SG Stockholder in accordance with its terms, subject to any applicable Remedies Exception.

Section 4.03         Ownership of Subject Shares.  As of the date hereof, the SG Stockholder does not own, beneficially or otherwise, any shares of Parent Common Stock or any other securities of Parent other than the Owned Shares.  As of the date hereof, the SG Stockholder is the sole record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act) of all of the Owned Shares, free and clear of all Liens of every nature whatsoever (including any restriction on the right to vote or otherwise transfer such Owned Shares), except as provided under this Agreement, as disclosed on Schedule B hereto, or pursuant to any applicable restrictions on transfer under the Securities Act.

Section 4.04         Power to Vote Shares.  The SG Stockholder has sole voting power, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the SG Stockholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement. Any proxies granted by the SG Stockholder in respect of any or all of its Owned Shares prior to and including the date hereof (except as set forth herein) have been revoked.

Section 4.05         No Conflicts.  Except for any filing required under Section 13 or 16 under the Exchange Act, (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person (other than such approvals of the SG Stockholder’s Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Agreement by the SG Stockholder and the performance by the SG Stockholder of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by the SG Stockholder, or the consummation by the SG Stockholder of the transactions contemplated by this Agreement or compliance by the SG Stockholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents, if applicable, of the SG Stockholder, (ii) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, permit, agreement, commitment, arrangement, understanding,  or other obligation of any kind to which the SG Stockholder is a party or by which the SG Stockholder or any of its Subject Shares are bound, or (iii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to the SG Stockholder, except for in each case under clauses (i) through (iii) as would not impair the SG Stockholder’s ability to perform its obligations under this Agreement.

Section 4.06        No Action.  There is no Proceeding pending against the SG Stockholder or, to the knowledge of the SG Stockholder, threatened against the SG Stockholder or any of SG Stockholder’s properties or assets (including the Subject Shares) that (i) challenges the beneficial or record ownership of the Subject Shares, the validity of this Agreement or the performance by the SG Stockholder of its obligations under this Agreement or (ii) individually or in the aggregate, would reasonably be expected to prevent or materially delay, materially impair or materially restrict the consummation by SG Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact SG Stockholder’s ability to perform its obligations hereunder in any material respect.

Section 4.07         Acknowledgement.  The SG Stockholder understands and acknowledges that the Company and the Company Aggregator are entering into the Purchase Agreement in reliance upon the SG Stockholder’s execution, delivery and performance of this Agreement.

Section 4.08        Brokers.  No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SG Stockholder.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the SG Stockholder and Parent as follows:

Section 5.01        Authorization.  The Company has all necessary legal capacity, limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by the Company and, assuming it has been duly and validly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement, subject to any applicable Remedies Exception.

Section 5.02       No Conflicts.  Except for filings as may be required under applicable securities laws, (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution of this Agreement by the Company and the performance by the Company of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated by this Agreement or compliance by the Company with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the Company Organizational Documents, (ii) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any of the terms, conditions or provisions of any note, contract, lease, license, permit, agreement, commitment, arrangement, understanding, mortgage, bond, indenture, or other obligation of any kind to which the Company is a party or by which the Company or any of its properties is bound; or (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on the Company or any of its properties, except for in each case under clauses (i) through (iii) as would not impair the ability of such party to perform its obligations under this Agreement.

ARTICLE VI.
TERMINATION

Section 6.01       This Agreement and all obligations of the parties hereunder shall automatically terminate upon the expiration of the Voting Period. Upon the termination of this Agreement, none of the parties hereto shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, however, that Sections 7.02, and 7.06 through 7.13 shall survive termination of this Agreement.  Notwithstanding the foregoing, termination of this Agreement shall not relieve any party from any liability, or prevent any party from seeking any remedies (at law or in equity) against any other party, for that party’s breach of any of its representations, warranties, covenants or obligations under this Agreement prior such termination.

ARTICLE VII.
MISCELLANEOUS

Section 7.01         No Agreement as Director or Officer.  Notwithstanding any provision of this Agreement to the contrary, the SG Stockholder has entered into this Agreement in its capacity as a stockholder of Parent, and nothing in this Agreement shall limit, restrict or otherwise affect any director of Parent, in their capacity as such, from acting in such capacity or voting in their sole discretion on any matter, including in exercising rights under the Purchase Agreement.

Section 7.02          Publication.  The SG Stockholder hereby consents to and authorizes Parent and/or the Company to publish and disclose in any and all applicable filings with the SEC, the FCC or any other Governmental Entity, and any other announcements, disclosures or filings required by applicable Law the SG Stockholder’s identity and ownership of shares of Parent Voting Common Stock and the nature of the SG Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the Purchase Agreement. Each of the Company and Parent acknowledge and agree that the SG Stockholder and its Affiliates may amend its filings on Schedule 13D to disclose the terms of this Agreement.

Section 7.03          Amendments, Waivers, etc.  This Agreement may be amended by an instrument in writing signed by the Company, Parent and the SG Stockholder.  Any agreement on the part of any party hereto to any waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.  The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 7.04         Enforcement of Agreement; Specific Performance.  The SG Stockholder acknowledges and agrees that the Company would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by the SG Stockholder would not be adequately compensated by monetary damages alone and that the Company would not have any adequate remedy at law. Accordingly, the Company shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction or other equitable relief, to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking or proof of damages. The SG Stockholder further agrees that it shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. The SG Stockholder hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. The SG Stockholder agrees that the Company’s initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, the Company may seek alternative remedies, including damages in the same or another proceeding.

Section 7.05      Notices.  All notices (including notices for consent under this Agreement), requests, claims, demands and other communications hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) (including with a copy) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 7.05:

 if to Parent

MediaCo Holding Inc.
48 West 25th Street, Floor 3
New York, New York 10010
Attention: Chief Financial Officer and Vice President of Legal
Email: legal@mediacoholding.com
 if to the SG Stockholder:
SG Broadcasting LLC
c/o Standard General L.P.
767 5th Avenue, 12th Floor
New York, New York 10153
Attention: General Counsel
Email: legal@standgen.com
 with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter; Colum J. Weiden
Email: Philip.Richter@friedfrank.com; Colum.Weiden@friedfrank.com if to the Company:
Estrella Broadcasting, Inc
1 Estrella Way
Burbank, CA 91504
Attention: Peter Markham
Email: pmarkham@EstrellaMedia.com
 with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Brian Scrivani; Jeffrey Marell
Email: bscrivani@paulweiss.com; jmarell@paulweiss.com

Section 7.06         Headings; Titles. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 7.07        Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.08        Entire Agreement.  This Agreement (together with the Purchase Agreement, to the extent referred to in this Agreement, and any documents delivered by the parties in connection herewith), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

Section 7.09       Assignment; Binding Effect; No Third Party Beneficiaries; Further Action.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that the Company may assign its rights, interests or obligations hereunder to one or more of its Subsidiaries.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns and shall be binding upon the Stockholders and the Stockholders’ successors, assigns, heirs, executors and administrators.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of the Company or its respective successors and assigns and, in the case of the SG Stockholder, the SG Stockholder’s successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. The SG Stockholder and the Company shall take any further action and execute any other instruments as may be reasonably requested by the other parties to this Agreement to effectuate the intent of this Agreement.

Section 7.10         Mutual Drafting.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

Section 7.11        Governing Law and Consent to Jurisdiction.  This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement). With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement, the parties: (i) irrevocably and unconditionally submit and consent to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts” and, individually, each a “Chosen Court”), for itself and with respect to its property; (ii) agree that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agree that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agree that, except in connection with any Action brought against a party in another jurisdiction by an independent third person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agree that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any Action or proceeding so brought. The parties may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.05. Nothing in this Section 7.11, however, shall affect the right of any person to serve legal process in any other manner permitted by Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.

Section 7.12         Counterparts; Facsimiles.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Section 7.13       Liability.  Except for any liability for claims, losses, damages, liabilities or other obligations arising out of the SG Stockholder’s failure to perform its obligations hereunder, the Company agrees that Parent shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to the SG Stockholder’s failure to perform its obligations hereunder.

Section 7.14       No Agreement until Executed.  This Agreement shall not be effective unless and until the Parent Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Purchase Agreement, this Agreement and any other Transaction Documents and the transactions contemplated by the Purchase Agreement.

(Signature page follows)

IN WITNESS WHEREOF, Parent, the Company and the SG Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

MEDIACO HOLDING INC.

By:	/s/ Kudjo Sogadzi
Name: Kudjo Sogadzi
Title: Interim President and Chief Operating Officer

SG BROADCASTING LLC

By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Managing Member

ESTRELLA BROADCASTING, INC.

By:	/s/ Brian Kei
Name: Brian Kei
Title: Chief Financial Officer

Signature Page to Voting and Support Agreement (SG)